Exhibit 10.2

Amendment Agreement

THIS AMENDMENT AGREEMENT is made the 2ndday of May, 2024

BETWEEN

Party A (Buyer): Next Technology Holding Inc. (formerly known as WeTrade Group Inc.)

and

Party B (Seller): ANTS INVESTMENT MANAGEMENT PTE. LTD

WHEREAS

(A)	The Seller and the Buyer entered into a BTC Trading Contract on September 25, 2023 (Schedule I); and

(B)	The Buyer has purchased 833 Bitcoins (“BTC”) from the Seller, and the Buyer has the option to purchase additional BTC pursuant to the terms and conditions of the BTC Trading Contract; and

(C)	The Seller and the Buyer have now agreed to enter into this Amendment Agreement (the “Amendment”) wherein the Buyer would exercise certain portion of its options under the BTC Trading Contract.

NOW THEREFORE IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Amendment:

“Business Day”:means 9:00 a.m. to 5:00 p.m. on any day (other than a Saturday) on which banks in Hong Kong and U.S. are open for the transaction of normal banking business.

“Company”:means Next Technology Holding Inc.

“Completion”:means completion of the sale and purchase of the BTC pursuant to Clause 2.

“Consideration”:means the total consideration to be paid by the Buyer to the Seller for the BTC pursuant to Clause 2.

“Effective Date”:means May 2nd, 2024.

“Encumbrances”: means any mortgage, charge, pledge, lien, option, right of first refusal, right of pre-emotion, third party interest, priority or any other encumbrance or security interest of any kind and of whatsoever nature over or in any property, assets or rights of whatsoever nature and includes any agreement or obligation or grant for any of the same.

“Parties”:means the parties to this Amendment and “Party” means any of them.

1.2 The headings to the Clauses of this Amendment are for ease of reference only and shall be ignored in interpreting this Amendment.

1.3 Reference to Clauses, Schedules and Recitals are references to clauses, schedules and recitals of this Amendment and all shall form part of this Amendment.

1.4 Words and expressions in the singular include the plural and vice verse and words importing a gender include every gender.

1.5 Reference to person include any public body’s and any body of persons, corporate or unincorporated.

1.6 Reference to ordinances, statutes, legislation or enactments shall be construed as a reference to such ordinances, statutes, legislation or enactments as may be amended or re0enacted from time to time and for the time being in force.

1.7 All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by the Seller are given or entered into jointly and severally by all of them.

1.8 Unless a contrary indication appears in this Amendment, a term defined in the BTC Trading Contract has the same meaning in this Amendment.

1.9 Unless a contrary indication appears in this Amendment, the principles of construction set out in the BTC Trading Contract shall have effect as if set out in, and referring to, this Amendment.

2. AMENDMENT

With effect on and from the date of the Effective Date, the BTC Trading Contract shall be amended as follows:

(A)	Clause 2.3 shall be added to Article 2 the BTC Trading Contract:

2.3 To exercise the Buyer’s option under Clause 1.2, the Buyer has decided to purchase 5,000 BTC from the Seller under the lock-up price of US$30,000 per BTC, as the Consideration shall be US$ 150,000,000 for 5,000 BTC. The Buyer and Seller have agreed that the payment for the Consideration shall be made in the following manner: the Buyer will transfer 40,000,000 of its common stock plus 80,000,000 warrant shares to the Seller. The shareholding entity designated by the Seller for holding the above-mentioned common stocks and warrants shall be listed below. (ScheduleⅡ)

(B)	Article 3 of the BTC Trading Contract shall be amended by deleting it in its entirety and replacing it with the following:

3.1 Party B is responsible to ensure the safe and reliable delivery process of the virtual currency and provide to the commissioner of Party A with relevant transaction records and certificates as proof of the transaction.

(C)	Article 4 of the BTC Trading Contract shall be amended by deleting it in its entirety and replacing it with the following:

4.1 The Seller guarantees that the BTC being sold is lawful, free of encumbrance and does not infringe upon any third-party legal rights. The Seller agrees indemnify and hold the Buyer harmless against any and all claims, demands, suits or other forms of liability arising out of the BTC sold under this Amendment.

(D)	Article 7 of the BTC Trading Contract shall be amended by deleting it in its entirety and replacing it with the following:

7.1 Any dispute, controversy, difference or claim arising out of or relating to this BTC Trading Contract and its Amendment, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

3. COSTS AND EXPENSES

The Seller and the Buyer shall pay for its own costs and expenses incidental to this Amendment.

4. SPECIFIC PERFORMANCE

The Parties agree that irreparable damage would occur if any provision of this Amendment were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment or to enforce specifically the performance of the terms and provisions hereof in the courts of Hong Kong, in addition to any other remedy to which they are entitled at law or equity. The Parties hereby waive, in any action for specific performance, the defence of adequacy of a remedy at law and the posting of any bond or other security in connection there with. Without limitation the generality of the foregoing, the Parties agree that the Buyer shall be entitled to specific performance against the Seller to cause any such entity to consummate the Completion of the BTC purchase under this Amendment.

The Buyer		The Seller

Next Technology Holding Inc.		ANTS INVESTMENT MANAGEMENT PTE. LTD

By:	/s/ Weihong Liu	By:	/s/ Bo Li
Name:	Weihong Liu	Name:	Bo Li
Title:		Title:

Schedule I

BTC Trading Contract

Date: 25nd September, 2023

Party A (Buyer): WeTrade Group Inc.

Address: 109 E 17th Street, Cheyenne WY 82001-4543.

Party B (Seller):

Address:

Whereas:

1. Party A has the legal right to purchase virtual currency and possesses the necessary financial capacity.

2. Party B legally owns the virtual currency and is willing to sell it to a qualified buyer.

3. Both parties have reached a mutual agreement through friendly negotiations regarding the purchase and sale of the virtual currency.

Based on the aforementioned premises, both parties, guided by principles of equality, voluntary consent, and good faith, have reached the following agreement:

Article 1: Virtual Currency Transaction

1.1 Party B agrees to sell its owned virtual currency to Party A, and Party A agrees to purchase the Bitcoin (“BTC”) sold by Party B.

1.2 Type and Quantity of Virtual Currency:

-Type：Bitcoin BTC

-Quantity: 6,000 BTC (Completed in batches of 12 months with 833 BTC in the first month)

Article 2: Transaction Price and Payment Method

2.1 Agreed Transaction Price: The agreed transaction price between the buyer and seller is 30,000/BTC, denominated in United States Dollars (USD). The price is locked for a period of 12 months. The buyer has the right and option to purchase up to 6,000 BTC from the seller within the 12-month validity period of the contract, at the locked price.

2.2 The buyer and seller agree to make payment in the following manner:

Party A will make payment in the form of cash or stocks to Party B or a third-party account designated by Party B.

Article 3: Delivery of Virtual Currency

3.1: Upon successful delivery of BTC from Party B to Party A and confirmation of accuracy by Party A, Party A shall issue the stocks to party B or a third party designated by party B.When Party A issues shares to Party B or a third party designated by Party B, the shares issued shall be subject to a lock-up for a period of 12 months upon confirmation by both parties, with the commencement date to be calculated from the date on which Party B or a third party designated by Party B holds the corresponding shares.

3.2: Party B shall ensure the safe and reliable delivery process of the virtual currency and provide relevant transaction records and certificates as proof of the transaction.

Article 4: Risks and Liabilities

4.1 From the date of completion of the transaction, the risks associated with the virtual currency shall be borne by Party A.

4.2 Party B guarantees that the virtual currency being sold is lawful and does not infringe upon any third-party legal rights. If any issues arise with the virtual currency provided by Party B, Party B shall bear the corresponding legal and compensation liabilities.

Article 5: Breach of Contract Liability

5.1 In the event that either party violates the provisions of this contract, they shall bear the corresponding breach of contract liability and compensate the other party for any losses incurred as a result.

5.2 In the event of a breach by either party, the other party shall have the right to terminate this contract and demand the breaching party to pay a penalty for the breach.The amount of corresponding breach is 10% of the total price of the BTC quantity of this contract, i.e., $18,000,000 (6000BTC*30000$/BTC*10%=18,000,000$).

Article 6: Confidentiality Clause

6.1 Both parties shall maintain strict confidentiality regarding any business, technical, financial, or other information they become aware of during the performance of this contract. Such information shall not be disclosed to any third party without the prior written consent of the other party.

 6.2 Without the written consent of the other party, neither party shall disclose, divulge, or use the confidential information of the other party to any third party.

Article 7: Dispute Resolution

7.1 The interpretation, performance, and resolution of disputes of this contract shall be governed by the laws of New York, United States.

7.2 In the event of any dispute arising between the two parties during the performance of this contract, they shall seek an amicable resolution through friendly negotiation. If a resolution cannot be reached through negotiation, the dispute shall be submitted to a competent court for resolution.

Article 8: Other Provisions

8.1 This contract shall come into effect and be legally binding from the date of signing or sealing by the representatives of both parties.

8.2 This contract is made in duplicate, with each party holding one copy, and both copies have equal legal effect.

Party A: WeTrade Group Inc.	Party B:
Address: 109 E 17th Street, Cheyenne WY 82001-4543.	Address:

Signature/Seal	Signature/Seal

Title: CEO	Title: Director
Date: 25th September, 2023	Date: 25th September, 2023

Schedule Ⅱ

Schedule of shareholding entity designated by the Seller

The Buyer agrees to issue an aggregate of 40,000,000 shares common stock at $3.75 per share and 80,000,000 warrant shares for the acquisition of 5,000 BTC.

shareholding entities	shares of common stock to issue	warrant shares in common stock purchase warrant
QUANTUMCORE LIMITED	8,700,000	17,400,000
SYNAPSENET LIMITED	8,800,000	17,600,000
CLOUDMIND LIMITED	3,800,000	7,600,000
EVOLVETECH LIMITED	1,000,000	2,000,000
INFITEX LIMITED	2,000,000	4,000,000
INNOVEXA LIMITED	2,000,000	4,000,000
SPECTRUMTECH LIMITED	2,000,000	4,000,000
INNOVATRIX LIMITED	1,900,000	3,800,000
NEURONIC LIMITED	2,000,000	4,000,000
DIGIFORGE LIMITED	2,000,000	4,000,000
CYPHERNET LIMITED	1,900,000	3,800,000
PROTONTECH LIMITED	2,000,000	4,000,000
LUMINATECH LIMITED	1,900,000	3,800,000
TOTAL	40,000,000	80,000,000